99.77I_Terms of New or Amended Securities:

John Hancock Funds III (the “Registrant”)

John Hancock Core High Yield Fund (the “fund”)

On June 28, 2016, the following prospectus supplement was filed by the Registrant on behalf of the fund:

Supplement dated June 28, 2016 to the current Class R2 and Class R4 Prospectus

John Hancock Core High Yield Fund (the “Fund”)

Effective June 28, 2016, Class R2 and Class R4 shares of the Fund will be closed to new investors.

Other share classes of the Fund will continue to be made available to all current and eligible prospective investors.